SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                                 The Knot, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   499184 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-(c)

            [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 13

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners III, L.P. ("HWVP III")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER

             NUMBER OF                        2,432,000 shares, except that HWEP III, the general partner of
              SHARES                          HWVP III, may be deemed to have sole voting power, and John R. Hummer
           BENEFICIALLY                       ("Hummer "), Ann L. Winblad ("Winblad "), Mark Gorenberg ("Gorenberg")
      OWNED BY EACH REPORTING                 and Daniel Beldy ("Beldy") the members of HWEP III, may be deemed to
              PERSON                          have shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER See response
                                              to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              2,432,000 shares, except that HWEP III, the general partner of HWVP III, may be deemed to have sole dispositive power, and Hummer, Winblad,
                                              Gorenberg and Beldy, the members of HWEP III, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,432,000

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.76%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund III, L.P. ("HWTF III")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------ ---------------------------------------------------------------------------------------------------------

              NUMBER OF              5        SOLE VOTING POWER
               SHARES
            BENEFICIALLY                      128,000 shares, except that HWEP III, the general partner of HWTF III,
       OWNED BY EACH REPORTING                may be deemed to have sole voting power, and John R. Hummer ("Hummer"),
               PERSON                         Ann L. Winblad ("Winblad "), Mark Gorenberg ("Gorenberg ") and Daniel
                WITH                          Beldy ("Beldy") the members of HWEP III, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              128,000 shares, except that HWEP III, the general partner of HWTF III, may be deemed to have sole dispositive power, and Hummer, Winblad,
                                              Gorenberg and Beldy, the members of HWEP III, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       128,000

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.88%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners III, L.L.C. ("HWEP III")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

              NUMBER OF              5        SOLE VOTING POWER
               SHARES
            BENEFICIALLY                      2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
       OWNED BY EACH REPORTING                128,000 shares are directly owned by HWTF III. HWEP III, the general
               PERSON                         partner of HWVP III and HWTF III, may be deemed to have sole voting
                WITH                          power, and Hummer, Winblad, Gorenberg and Beldy, the members of HWEP III, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED DISPOSITIVE POWER
                                              0 Shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. HWEP III, the general partner of HWVP III and HWTF III, may be deemed to have sole dispositive power, and Hummer, Winblad, Gorenberg and Beldy, the members of HWEP III, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 Shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.64%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    OO

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer ("Hummer")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------

              NUMBER OF              5        SOLE VOTING POWER
               SHARES                         0 shares
            BENEFICIALLY
       OWNED BY EACH REPORTING       -------- ------------------------------------------------------------------------
               PERSON
                WITH                 6        SHARED VOTING POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Hummer, a member of HWEP
                                              III, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Hummer, a member of HWEP
                                              III, may be deemed to have shared power to vote these shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.64%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad ("Winblad")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Winblad, a member of HWEP
                                              III, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Winblad, a member of HWEP
                                              III, may be deemed to have shared power to vote these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.64%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg ("Gorenberg")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Gorenberg, a member of
                                              HWEP III, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Gorenberg, a member of
                                              HWEP III, may be deemed to have shared power to vote these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.64%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Daniel Beldy ("Beldy")
                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]           (b)   [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Beldy, a member of HWEP
                                              III, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              2,560,000 shares, of which 2,432,000 are directly owned by HWVP III and
                                              128,000 shares are directly owned by HWTF III. Beldy, a member of HWEP
                                              III, may be deemed to have shared power to vote these shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.64%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*

                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------                     -------------------------
CUSIP NO. 499184 10 9                       13 G           Page 9 of 14 Pages
----------------------------------                     -------------------------

ITEM 1(A).        NAME OF ISSUER

                  The Knot, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  462 Broadway, 6th Floor
                  New York, New York 10013

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Hummer Winblad Partners III, L.P., a Delaware limited partnership ("HWVP III"), Hummer Winblad Technology Fund, L.P., a Delaware limited partnership ("HWTF III"), Hummer Winblad Equity Partners III, L.P., a Delaware limited liability company ("HWEP III"), John R. Hummer ("Hummer"), Ann L. Winblad ("Winblad"), Mark Gorenberg ("Gorenberg") and Daniel Beldy ("Beldy"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  HWEP III is the general partner of HWVP III and HWTF III, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III and HWTF III. Hummer, Winblad, Gorenberg and Beldy are members of HWEP III and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III and HWTF III.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Hummer Winblad Venture Partners
                  2 South Park, 2nd Floor
                  San Francisco, California  94107

ITEM 2(C)         CITIZENSHIP

                  HWVP III and HWTF III, are Delaware limited partnerships. HWEP III is a Delaware limited liability company. Hummer, Winblad, Gorenberg and Beldy are United States citizens.

ITEM 2(D) AND (E).     TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 499184 10 9

ITEM 3.           Not Applicable

----------------------------------                     -------------------------
CUSIP NO. 499184 10 9                       13 G           Page 10 of 14 Pages
----------------------------------                     -------------------------

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                      (a) Amount beneficially owned:

                          See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                          See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting
                                 Person.

                           (ii) Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting
                                 Person.

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting
                                 Person.

                           (iv) Shared power to dispose or to direct the
                                disposition of:

                                 See Row 8 of cover page for each Reporting
                                 Person.

----------------------------------                     -------------------------
CUSIP NO. 499184 10 9                       13 G           Page 11 of 14 Pages
----------------------------------                     -------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                                    Under certain circumstances set forth in the
                  limited partnership agreements of HWVP III and HWTF III and the limited liability company agreement of HWEP III, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

----------------------------------                     -------------------------
CUSIP NO. 499184 10 9                       13 G           Page 12 of 14 Pages
----------------------------------                     -------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                        /s/ John R. Hummer
                                        ----------------------------------------
                                        John R. Hummer, individually, and on
                                        behalf of HWVP III, in his capacity as a
                                        managing member of HWEP III, the general
                                        partner of HWVP III, on behalf of HWTF
                                        III, in his capacity as a managing
                                        member of HWEP III, the general partner
                                        of HWTF III, and on behalf of HWEP III
                                        in his capacity as a managing member
                                        thereof.

                                        /s/ Ann L. Winblad
                                        ----------------------------------------
                                        Ann L. Winblad

                                        /s/ Mark Gorenberg
                                        ----------------------------------------
                                        Mark Gorenberg

                                        /s/ Daniel Beldy
                                        ----------------------------------------
                                        Daniel Beldy

----------------------------------                     -------------------------
CUSIP NO. 499184 10 9                       13 G           Page 13 of 14 Pages
----------------------------------                     -------------------------


                                  EXHIBIT INDEX

                                                                 Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:  Agreement of Joint Filing                               14

----------------------------------                     -------------------------
CUSIP NO. 499184 10 9                       13 G           Page 14 of 14 Pages
----------------------------------                     -------------------------


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of The Knot, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

                                        /s/ John R. Hummer

                                        John R. Hummer, individually, and on
                                        behalf of HWVP III, in his capacity as a managing member of HWEP III, the general partner of HWVP III, on behalf of HWTF III, in his capacity as a managing member of HWEP III, the general partner of HWTF III, and on behalf of HWEP III in his capacity as a managing member thereof.

                                        /s/ Ann L. Winblad
                                        ----------------------------------------
                                        Ann L. Winblad

                                        /s/ Mark Gorenberg
                                        ----------------------------------------
                                        Mark Gorenberg

                                        /s/ Daniel Beldy
                                        ----------------------------------------
                                        Daniel Beldy